Exhibit 99.1
Clearwire Appoints New Executives for Corporate
Strategy and Marketing to Support Market Expansion
David D. Maquera Named Chief Strategy Officer
Thomas Enraght-Moony Joins Company as Senior Vice President of Marketing
and General Manager of CLEAR Online
KIRKLAND, Wash. — November 5, 2009 — Clearwire Corporation (NASDAQ: CLWR) today announced the appointment of two new senior executives to support the company’s market expansion plans.
David D. Maquera will serve as Clearwire’s senior vice president and chief strategy officer, where he will be responsible for technology development, strategic planning and implementation. Clearwire also named Thomas Enraght-Moony as senior vice president and general manager of CLEAR Online, where he will serve as head of marketing for the company overseeing all advertising and marketing activities as well as the company’s online sales and customer management.
“David and Thomas bring a record of leadership and depth of experience that further enhance one of the most experienced leadership teams in the mobile industry,” said Bill Morrow, CEO of Clearwire. “They bring fresh perspectives and insights that will be beneficial to our customers, partners and shareholders. I’m confident that their business acumen and vision will help Clearwire capitalize on the incredible opportunities ahead of us.”
New Chief Strategy Officer
David D. Maquera most recently served as vice president of strategic development for Cricket Communications/Leap Wireless, Inc., where he was responsible for delivering strategic initiatives to successfully drive the company’s growth, including development of the wireless broadband product, strategic partnerships, and spectrum acquisitions. In eight years at Cricket/Leap, he also served as the company’s chief information officer (CIO) and as vice president of product engineering, where he developed and launched Cricket’s first mobile data products.
Prior to Cricket/Leap, he was a co-founder and executive vice president of product and technology for Backwire, Inc., a media and technology start-up company, which was acquired by Leap in 2001. Before Backwire, he was a consultant with McKinsey & Company, Inc.

Maquera also served ten years in the United States Navy, where he was an aviator and Desert Storm combat veteran. Prior to leaving the Navy, he served as a chief operations officer (COO) for Joint Warfare and Combat Flight Operations. He is a graduate of the University of Pennsylvania and holds a Master of Business Administration from Harvard University where he graduated with honors. He will report to CEO Bill Morrow.
New Senior Vice President of Marketing and General Manager of CLEAR Online
Thomas Enraght-Moony joins Clearwire from Match.com where he last served as CEO; previously served as COO, and earlier as, senior vice president and general manager for North America.
Prior to joining Match.com, Enraght-Moony was director and then vice president of eCommerce at AT&T Wireless. Before AT&T Wireless, he held a number of product, marketing, and business development positions at E*TRADE. Enraght-Moony started his career as a software developer at Accenture.
Enraght-Moony holds a Master of Arts (Hons) in economics and history from Glasgow University and a Master of Business Administration from INSEAD. He will report to chief commercial officer Mike Sievert.
Other Executive Leadership Team Members
In addition to today’s appointments, Atish Gude, who previously served as chief marketing officer, is leaving Clearwire to pursue new opportunities. “From the earliest days of 4G at Sprint, Atish has been an instrumental part of the leadership team that has helped Clearwire evolve into a leader in mobile broadband. I want to personally thank him for his contributions and wish him well in his next endeavor,” said Morrow.
The rest of Clearwire’s senior leadership team remains unchanged and includes the following executives reporting to Morrow: G. Michael Sievert remains chief commercial officer; Erik E. Prusch remains chief financial officer; Dr. John Saw remains chief technology officer; R. Gerard Salemme remains executive vice president — strategy, policy and external affairs; Broady R. Hodder remains general counsel; Kevin T. Hart remains chief information officer; Laurent J. Bentitou remains chief people officer; Barry West remains president, international; Teresa Elder remains president of strategic partnerships and wholesale; Scott Hopper remains senior vice president of corporate development; Jim Ryder remains senior vice president of sales and distribution, and Hope F. Cochran remains senior vice president of finance and treasurer.
About Clearwire
Clearwire Communications, LLC, an operating subsidiary of Clearwire Corporation (NASDAQ: CLWR), offers a robust suite of advanced high-speed Internet services to consumers and businesses. As part of a multi-year network build-out plan, Clearwire’s 4G service, called CLEAR™, will be available in major metropolitan areas across the

U.S., and bring together an unprecedented combination of speed and mobility. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides unmatched network capacity to deliver next generation broadband access. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire currently provides 4G service, utilizing WiMAX technology, in 17 markets and provides pre-WiMAX communications services in 40 markets across the U.S. and Europe. Headquartered in Kirkland, Wash., additional information about Clearwire is available at www.clearwire.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the securities laws. The statements in this release regarding plans for the development and deployment of the first nationwide next-generation wireless broadband network based on mobile WiMAX technology; the timing, availability, capabilities and coverage of our network, including market launch plans; products and services to be offered on our network; planned marketing and branding efforts and other statements that are not historical facts are forward-looking statements. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are projections reflecting management’s judgment and assumptions based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements due to a variety of factors, including, but not limited to, the risks referenced in the section of Clearwire’s Quarterly Report on Form 10-Q entitled “Risk Factors,” filed August 13, 2009. Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
For additional information, please contact:
Clearwire Contacts:
Media and Industry Analysts:
Susan Johnston
425-216-7913
Susan.johnston@clearwire.com
JLM Partners for Clearwire:
Mike DiGioia
206-381-3600
mike@jlmpartners.com
Investors:
Mary Ekman
425-216-7995
Mary.ekman@clearwire.com